UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
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November __, 2013

Dear AEI Income & Growth Fund XXI Limited Partner:

This letter and enclosed documents are provided to request your vote on an important matter concerning the operation of AEI Income & Growth Fund XXI Limited Partnership. We refer to this partnership as “Fund XXI” or “the Fund” throughout this document. Through the Consent Form attached to the enclosed Consent Statement, we are asking you to vote for one of the following proposals:

Proposal #1. To authorize Fund XXI to continue in operation for an additional 60 months from November 2013 and to amend its limited partnership agreement to increase the price and frequency at which units may be repurchased under the Fund’s unit repurchase plan. If Fund XXI continues in operation, you will continue to receive quarterly distributions, instead of receiving capital from the sale of its properties, if that were to occur at this time.

Proposal #2. To cause Fund XXI to begin selling its properties, followed by the Fund’s liquidation and dissolution. If Fund XXI begins this liquidation process, you will begin to receive a return of capital as its properties are sold. Your quarterly distributions from rents will diminish because there will be fewer properties generating rents for distribution.

We recommend you vote “FOR” Proposal #1 – to continue the operations of Fund XXI for an additional 60 months and to enhance the unit repurchase plan for limited partners who wish to sell their units. You should read the Consent Statement carefully to understand what is being proposed and the risks presented by these two proposals.

If you have any questions about this communication, please call AEI Investor Relations, toll free, at 800-328-3519.

Sincerely,

AEI Fund Management XXI, Inc.
General Partner

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
1300 Wells Fargo Place
30 East Seventh Street
St. Paul, Minnesota 55101

CONSENT STATEMENT

We are providing this Consent Statement to all limited partners of AEI Income & Growth Fund XXI Limited Partnership who are of record as of November 1, 2013. We are soliciting your consent, through the enclosed Consent Form, to one of the two alternative proposals below:

Proposal #1. To amend the limited partnership agreement of Fund XXI to authorize the Fund to continue in operation for an additional 60 months from November 2013; to increase the price under the Fund’s unit repurchase plan at which units may be repurchased to 95% of the net asset value per unit; and to increase to twice a year the frequency at which units may be repurchased;

or

Proposal #2. To cause Fund XXI to begin selling its properties, followed by the Fund’s liquidation and dissolution.

To vote, you must return a properly signed Consent Form that is received by AEI Fund Management XXI, Inc. at 1300 Wells Fargo Place, 30 East 7th Street, St. Paul, Minnesota 55101, on or before 5:00 P.M., Central Time, on December__, 2013. Please do not vote “FOR” both proposals: they are mutually exclusive and cannot be implemented simultaneously. We encourage you to sign and return the enclosed Consent Form – your vote is important.

We are mailing this Consent Statement to you, as a limited partner of Fund XXI, on November __, 2013.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS AND THE CONSENT SOLICITATION

BACKGROUND

Q:       What are you asking me to do?

A:	We are asking you to vote, by signing and returning the enclosed Consent Form:

(1) to amend the limited partnership agreement of Fund XXI to authorize the Fund to continue in operation for an additional 60 months from November 2013; to increase the price under the Fund’s unit repurchase plan at which units may be repurchased to 95% of the net asset value per unit; and to increase to twice a year the frequency at which units may be repurchased;

or

(2) to cause Fund XXI to begin selling its properties, followed by the Fund’s liquidation and dissolution.

Do not vote “FOR” both proposals: they are mutually exclusive and cannot be implemented simultaneously.

Q:       Why are you asking for my vote at this time?

A:
Because Fund XXI provides cash distributions from operations to its limited partners that are, we believe, favorable when compared to income they might receive from other investments, many of our limited partners may prefer to see a continuation of those cash distributions as opposed to a liquidation of the Fund.

When Fund XXI was organized in 1995, the offering documents indicated that it was our intent to liquidate Fund XXI in 12 to 15 years, or when market conditions were most advantageous. The limited partnership agreement of Fund XXI requires a vote to commence that final liquidation. Accordingly, we are submitting these proposals to comply with that statement.

Q:       May I vote “FOR” both proposals?

A:	No, you should not vote “FOR” both proposals. Vote “FOR” only one proposal.

Proposal #1, if approved, will authorize Fund XXI to continue in operation, while Proposal #2 will require the sale of its properties and its liquidation. If neither proposal is approved, Fund XXI will continue in operation without a specific time frame to liquidate and the enhanced unit repurchase plan described in Proposal #1 will not take effect.

PROPOSAL #1 – TO AMEND THE LIMITED PARTNERSHIP AGREEMENT TO AUTHORIZE THE FUND TO CONTINUE IN OPERATION FOR AN ADDITIONAL 60 MONTHS FROM NOVEMBER 2013 AND TO INCREASE THE REPURCHASE PRICE AND FREQUENCY OF REPURCHASES OF UNITS UNDER ITS UNIT REPURCHASE PLAN

Q:	What will happen if limited partners approve Proposal #1: to amend the limited partnership agreement for Fund XXI to continue in operation?

A:	If a majority of the limited partners approve the proposal to amend the limited partnership agreement, then:

•	Fund XXI will not commence liquidation at this time.

•
Fund XXI will continue to operate as it has – owning net leased, commercial properties occupied by national and regional corporate tenants, distributing rental income generated by those properties, and periodically selling properties to generate capital gains for distribution while reinvesting the remaining proceeds in similar properties.

•
Fund XXI will offer an enhanced unit repurchase plan under which (i) the repurchase price for units will be equal to 95% of the net asset value per unit (rather than the current repurchase pricing formula which equates to approximately 27% of the net asset value per unit), and (ii) the opportunity to tender units for repurchase will be offered twice a year rather than only once per year.

•	After 60 months, we will again solicit your vote for Fund XXI to continue in operation or liquidate.

Q:       Are there risks associated with continuing operations?

A:
If neither Proposal #1 nor #2 is approved, there will be no definite date on which Fund XXI will liquidate and the unit repurchase plan will remain at the current price level. Although we believe that Proposal #1 reduces some of the risks an indefinite continuation of Fund XXI might present, if Proposal #1 is approved, distributions of cash from final sale of properties would be deferred until a subsequent liquidation proposal is approved. If Proposal #1 is approved, Fund XXI will continue to be subject to the risks of an investment in real estate, including the following:

•	Changing market and economic conditions may adversely affect the value of properties which Fund XXI owns, or may purchase;

•	Any default by tenants may reduce rental income or delay sale of Fund properties;

•
The absence of a public market for the limited partnership units, and the limited capacity of Fund XXI to repurchase units under its repurchase plan, despite a more favorable repurchase price for the Fund’s investors;

•	Delay in final sale of the Fund’s properties and receipt of proceeds from sales;

•
Conflicts of interest with respect to the General Partners receiving reimbursements of expenses based upon the capital value of the Fund that may cause them to have a different interest than limited partners for approving Proposal #1.

You should read the risk factors presented later in this Consent Statement to fully understand the risks involved.

Q:        Do the General Partners recommend that I vote for Proposal #1?

A:	Yes. AEI Fund Management XXI, Inc., the Managing General Partner of Fund XXI, and Robert P. Johnson, the Individual General Partner of Fund XXI, both recommend a vote “FOR” Proposal #1.

The General Partners believe that a decision to vote for, or against, Proposal #1 depends upon the financial objectives of each limited partner. If a limited partner believes that he or she can generate a more favorable return from other investments of similar risk, or has an immediate need for cash, that limited partner may wish to vote for Proposal #2. For most limited partners, however, the General Partners believe that continued ownership of income-producing commercial, net leased real estate with leases that generate rental payments at the level being generated by Fund XXI remains a favorable investment that may be difficult to replace if the Fund is liquidated.

Q:	Why does Proposal #1 include an amendment to the limited partnership agreement to change the unit repurchase plan?

A:
The amendment to the unit repurchase plan is intended to address potential liquidity needs of some limited partners. Under the existing unit repurchase plan, as mandated by the limited partnership agreement, repurchases are made at a price equal to the adjusted capital contribution of a limited partner, reduced by distributions of net proceeds of sales and 50% of all prior distributions of net cash flow. At September 30, 2013, this price was approximately $229 per unit, while we estimate the net asset value per unit on that date was approximately $860. When Fund XXI first sold units, we represented that we expected to commence liquidation of the Fund in 12 to 15 years. We believe that, if limited partners approve a change in this timetable, it is appropriate to provide a liquidity option through the unit repurchase plan that more closely approximates the estimated net asset value per unit.

Q:	Will the unit repurchase plan be amended if Proposal #1 to continue in operation is not approved?

A:	No. If the proposal to continue in operation is not approved, the unit repurchase plan will remain unchanged.

Q:        How will the unit repurchase plan work?

A:
Under the unit repurchase plan, Fund XXI will consider for repurchase a limited number of its units twice a year. The Managing General Partner will calculate a repurchase price as soon as practicable after December 31st and June 30th of each year, and limited partners will be able to present units for repurchase by submitting written requests in January or July of the year of repurchase. Units that are accepted for repurchase will be purchased on March 31st and September 30th of each year based on the net asset value per unit at the preceding December 31st and June 30th, respectively.

Q:        At what price will units be repurchased under the unit repurchase plan?

A:
Fund XXI will repurchase units twice a year at 95% of the estimated net asset value per unit, reduced by distributions made to limited partners after the repurchase price is calculated and before payment is made. The Managing General Partner will calculate net asset value internally based upon capitalization rates applied to rentals from the Fund’s operating properties, and market values for other assets, subtract the General Partners’ interest and divide the result by the units outstanding. At September 30, 2013, the Managing General Partner estimated the net asset value per unit at $860.

Q:           Will the Fund purchase all units presented for repurchase?

A:           The amount of units Fund XXI will repurchase is limited. Among other things:

•	During any year, Fund XXI will not repurchase more than 5% of the units that were outstanding at the end of the previous year;

•	Fund XXI will not repurchase units to the extent it does not have cash available for such repurchases; and

•	Fund XXI will not repurchase units if the Managing General Partner believes repurchases would negatively impact the Fund’s operations or cash flow.

Accordingly, there may be periods during which not all units, or any units, are repurchased. If more units are tendered than can be repurchased, repurchases will be considered in the order tendered.

Q:        Are there risks related to repurchases?

A:	In addition to the possibility that repurchases may not be available, limited partners should consider the following risks in connection with approval of the unit repurchase plan:

•
The calculation of net asset value per unit includes the use of estimates and assumptions based on the knowledge and expertise of the General Partners and Fund XXI may, eventually, realize values per unit that are more or less than the repurchase price;

•	Units will be repurchased at a 5% discount from net asset value per unit;

•	Limited partners whose units are repurchased may experience adverse tax consequences;

•	Repurchases may utilize the cash that would otherwise be available for distribution to limited partners whose units are not repurchased, thereby decreasing their distributions.

Q:	Do the General Partners, or management of the General Partners, have any interest in seeing these amendments approved?

A:
Yes, the General Partners are reimbursed for the expenses incurred in operating Fund XXI, including expenses of administering the Fund’s properties. If the Fund is liquidated, these reimbursements would terminate. Although the reimbursements for providing services are at cost, they include a portion of the salaries and other compensation expenses of the General Partners.

Although the General Partners also share in distributions from Fund XXI, those distributions will not exceed 1% of cash flow and 1% of sales proceeds. We believe that, with respect to their interest in distributions from Fund XXI, the General Partners are in the same position as limited partners.

Q:	Will Proposal #1 have any tax consequences for me?

A:	We do not believe there should be any tax consequences resulting from the adoption of Proposal #1.

PROPOSAL #2 – LIQUIDATION

Q:	Why is the liquidation proposal also being presented?

A:
When Fund XXI was organized in 1995, the offering documents indicated that it was our intent to sell the properties in 12 to 15 years, or when market conditions were most advantageous. Under Section 6.1 of the limited partnership agreement of Fund XXI, we are required to obtain the consent of the limited partners to sell all or substantially all of the Fund’s assets.

Q:	What will happen if limited partners approve the second proposal: to have Fund XXI liquidated?

A:
If limited partners approve Proposal #2 for the Fund to sell its properties and liquidate, the General Partners will commence the orderly liquidation and sale of the Fund’s seven properties. We anticipate that all sales could be completed within 24 - 36 months. If Proposal #2 is approved, as the sales are completed, Fund XXI would distribute the proceeds to you and other limited partners, less expenses, less the General Partners’ interest in the proceeds, and less a reasonable reserve.

Q:	If the liquidation proposal is approved, how much will I receive?

A:
We will not know how much cash will be generated from the sale of the properties until the sales are completed. The value of the properties depends upon market conditions and the amount that we will be able to distribute depends upon the terms of sale as well as expenses incurred to complete each sale. Based upon current market conditions and capitalization rates for similarly situated properties, and upon our own internal analysis without independent appraisal, the Managing General Partner estimates that the “liquidation value” of the assets of Fund XXI is approximately $19,676,000 or approximately $860 per unit. In making this estimate, we are assuming that Fund properties are sold in the normal course of business and without extraordinary expense, that the properties continue to generate rental income during the sales period, and that the General Partners’ interest is subtracted prior to calculating the liquidation value per unit. It is likely that the actual proceeds will vary from this estimate. Any variation could be material.

Q:	Are there any negative factors that limited partners should consider in connection with the liquidation proposal?

A:	The General Partners believe that:

•
It may be difficult for limited partners to redeploy liquidation proceeds: that is, to locate other investments that generate a return on invested capital as high as the return being generated by Fund XXI.

•
Although the General Partners would attempt to follow an orderly process, a more rapid disposition of properties may generate lower overall proceeds than could be available from timing sales to local market conditions.

•	The sale of properties through a liquidation process in a short period of time may generate a concentration of gain that has adverse tax consequences to limited partners.

Q:	What are the tax consequences of the liquidation?

A:
The sale of the properties and distribution of the liquidation proceeds may generate both ordinary income and capital gain or loss to the limited partners for United States federal income tax purposes. Tax matters are complicated. Your tax consequences may depend on your financial situation and whether you purchased your units in the original offering or the secondary market. Please consult your tax advisor to determine the tax consequences of a liquidation.

Q:	What if the liquidation is not approved?

A:
If the liquidation proposal is not approved by a majority of units held by limited partners, then Fund XXI will continue to operate as a legal entity with its assets and liabilities. If neither the liquidation proposal nor the proposal to continue operations is approved, the enhanced unit repurchase plan described in Proposal #1 will not go into effect and the Fund may continue in operation until December 31, 2045, as stated in the limited partnership agreement. However, we would expect to submit the same questions for vote by the Fund’s limited partners in approximately 5 years.

THE CONSENT SOLICITATION PROCESS

Q:	Am I required to vote on either proposal?

A:
No. You are not required to vote. However, if you do not vote, and neither proposal is approved by a majority of the units held by limited partners, Fund XXI will continue in operation until the  limited partners vote to authorize the sale of all of the Fund’s properties or December 31, 2045.

VOTING PROCEDURES

Q:	How do I vote?

A:
Please mark your vote, sign and return the Consent Form using the enclosed postage paid envelope. Your Consent Form must be received by 5:00 p.m., Central Time, on December __, 2013 (unless this date and time is extended).

Q:	May I revoke my consent?

A:
Yes. Limited partners may withdraw or revoke their consent at any time prior to the earlier of 5:00 p.m., Central Time, on December __, 2013 . To be effective, a written or facsimile revocation or withdrawal of the Consent Form must be received prior to such time and addressed to AEI Fund Management XXI, Inc. at 1300 Wells Fargo Place, 30 East 7th Street, St. Paul, Minnesota 55101. A notice of revocation or withdrawal must specify the limited partner’s name and the number of units being withdrawn.

Q:	Do limited partners have appraisal rights?

A:
Under Minnesota law, limited partners are not entitled to appraisal rights with respect to the value of their units. There will not be any procedure by which a limited partner can seek an alternative valuation of his or her units, regardless of whether the limited partner does or does not consent to either proposal.

SUMMARY OF PROPOSALS

The following summarizes the proposals being presented to limited partners of Fund XXI. You should read this entire Consent Statement to fully understand the proposals.

 Proposal #1 – To Continue Operations:

Effect:
If the proposal to continue operations is approved, the limited partnership agreement of Fund XXI will be amended to (a) set the year in which limited partners would again vote on continuing or liquidating the Fund at 2018; (b) increase the repurchase price contained in the unit repurchase provisions to 95% of the net asset value per unit and cause the opportunity to tender units for repurchase to be offered twice, rather than once, per year. If the proposal to continue operations is approved, you will be asked to vote on these same two proposals again in 2018.

Vote Required:
Approval of the proposal to continue operations requires the affirmative vote of holders of a majority, by interest, of the limited partners (excluding any units held by the General Partners for their own account).

Proposal #2 – Liquidation:

Effect:
Approval of the liquidation proposal is required in accordance with Section 6.1 of the limited partnership agreement prior to the sale of all or substantially all of the assets of Fund XXI. If the liquidation proposal is approved, the General Partners will commence the orderly sale of the Fund’s properties and winding up of its affairs, including distribution of proceeds to partners in accordance with the limited partnership agreement.

Vote Required:
Approval of the liquidation proposal requires the affirmative vote of the Individual General Partner and holders of a majority, by interest, of the limited partners (excluding any units held by the General Partners for their own account).

Solicitation and	This Consent Statement was prepared by, and consents are being solicited by and
Recommendation:	on behalf of, AEI Fund Management XXI, Inc., the Managing General Partner of Fund XXI. The General Partners recommend a vote for Proposal #1.

Interest of General	The General Partners have interests in the proposal to continue operations and
Partners:	the liquidation proposal that are different from the interests of limited partners because:

•
The General Partners receive reimbursements of the costs they incur and services they provide to Fund XXI, including the compensation expense of their employees based on the hours spent for the services performed. These reimbursements will terminate if the liquidation proposal is adopted and Fund XXI is dissolved.

•	The General Partners are entitled to indemnification in instances defined in the limited partnership agreement.

Appraisal Rights:	If you disagree with either proposal, you will not have appraisal rights, or any right to demand payment of the fair market value of your units of limited partnership interest in Fund XXI.

INTRODUCTION AND BACKGROUND

Fund XXI

AEI Income & Growth Fund XXI Limited Partnership is a Minnesota limited partnership organized in 1995. It raised $24 million through a public offering of its units. These proceeds were used to purchase, for cash, commercial real estate occupied by tenants under net leases. Fund XXI initially purchased 10 properties with the net proceeds from the offering, including partial interests in seven of these properties. The prospectus under which the units were originally offered indicated that properties would be sold from time to time and the cash proceeds invested in similar net leased properties.

Although Fund XXI has not commenced the sale of properties in final liquidation, the Fund has sold properties and reinvested the majority of the proceeds in similar net leased properties. In all cases, we have distributed enough cash for limited partners to pay the taxes generated by any income or gain recognized by them on sale of such properties.

Properties

As of September 30, 2013, Fund XXI held interests in seven net leased properties. It also held cash from recent property sales totaling $5,306,000. All of the properties are subject to net leases under which the tenant pays substantially all of the operating costs of the property. The tenants in all of the properties are current with their rental payments and all of the properties are fully occupied.

The following table sets forth the properties held by Fund XXI as of September 30, 2013, the date each property was acquired, the ownership interest in the property, the acquisition cost, the date the base lease term expires, the annual rental amount, and the Managing General Partner’s estimate of the current value of the property:

Property	Date Acquired	Ownership Interest (%)	Acquisition Cost	Lease Expiration	Annual Rent	Estimated Value (1)
KinderCare Andover, MN	6/14/02	100.00	$1,264,207	6/30/17	$145,447	$1,622,000
Jared Jewelry Hanover, MD	2/9/04	50.00	1,989,135	1/31/22	185,406	2,611,000
Jared Jewelry Auburn Hills, MI	1/14/05	40.00	1,466,048	12/31/19	112,772	1,431,000
CarMax Lithia Springs, GA	3/18/05	20.00	1,885,231	7/31/33	146,286	2,075,000
Best Buy Eau Claire, WI	1/31/08	54.00	3,637,706	1/19/18	268,800	3,231,000
Fresenius Medical Center Shreveport, LA	10/2/08	55.00	1,360,617	6/30/18	112,772	1,431,000
Tractor Supply Company Rapid City, SD	8/6/09	63.00	1,957,734	8/31/24	141,750	1,969,000

(1)
Fund XXI has not obtained appraisals of these properties. The Managing General Partner has valued the properties based upon rental rates and prevailing capitalization rates which they believe are applicable. We cannot assure you that we could sell the properties at the estimated values set forth in the table.

Summary Financial Information

The following table provides operational data about Fund XXI for the nine months ended September 30, 2013 and 2012 and for the years ended December 31, 2012 and 2011, on the basis of Fund XXI continuing as a going concern:

	Nine Months Ended September 30		Year Ended December 31
	2013	2012	2012	2011
Rental income	$829,686	$811,024	$1,334,130	$1,309,549
Partnership Administration & Property Management Expenses	194,527	198,639	277,227	266,468
Depreciation	296,382	296,382	490,935	490,935
Total Expenses	490,909	495,021	768,162	757,403
Operating Income	338,777	316,003	565,968	552,146
Other Income – Interest	6,277	6,085	7,723	7,654
Income from Continuing Operations	345,054	322,088	573,691	559,800
Income from Discontinued Operations	1,234,181	181,357	88,975	553,464
Net Income	1,579,235	503,445	662,666	1,113,264
Net Income Allocated to Limited Partners	1,556,872	498,411	654,841	1,099,441
Net Income Per LP Unit	68.73	21.99	28.90	48.50
Distributions Per LP Unit	51.69	38.52	51.37	51.34

The following table provides data on the financial condition of Fund XXI on a historical cost basis at September 30, 2013 and 2012, and December 31, 2012 and 2011:

	September 30		December 31
	2013	2012	2012	2011
Cash	$6,061,006	$2,154,785	$2,259,911	$1,934,854
Investments in Real Estate, net	10,749,482	13,991,835	13,746,394	14,590,517
Total Assets	16,810,488	16,146,620	16,006,305	16,525,371
Payable to Affiliate	126,744	32,343	41,189	34,777
Distributions Payable	594,952	293,935	293,940	293,935
Unearned Rent	33,331	23,933	12,120	21,889
Total Liabilities	755,027	350,211	347,249	350,601
General Partners’ Capital	11,221	862	686	4,646
Limited Partners’ Capital	16,044,240	15,795,547	15,658,370	16,170,124

Background of the Proposals

Under Section 6.1 of the limited partnership agreement of Fund XXI, we are required to obtain the consent of the limited partners to sell all or substantially all of the Fund’s assets. Although the limited partnership agreement does not specify a date at which Fund XXI must complete this sale and liquidation, the offering documents under which units were initially sold indicated that it was our intention to sell the properties in 12 to 15 years, or when market conditions were most advantageous.

We have determined to present to our limited partners two proposals: (1) a proposal to continue operating Fund XXI for an additional 60 months from November 2013, after which we will again solicit the consent of the limited partners with respect to liquidation, and (2) a proposal to cause Fund XXI to begin selling its properties and liquidate now.

The General Partners recommend a vote “FOR” the proposal to continue the operations of Fund XXI for an additional 60 months.

PROPOSAL #1 – TO CONTINUE OPERATIONS

Amendments to the Limited Partnership Agreement

The proposal to continue the operations of Fund XXI will be implemented, if approved by limited partners, through amendments to the limited partnership agreement that are set forth in Exhibit A to this Consent Statement. These amendments will:

1. Amend Article XI of the limited partnership agreement to add Section 11.3 to require the Managing General Partner to prepare a new consent before November 30, 2018 to solicit another vote of limited partners to either liquidate Fund XXI or extend its operation for an additional period of years;

2. Amend Article VII, Section 7.7 of the limited partnership agreement to provide that (1) the repurchase price for units purchased under the unit repurchase plan of Fund XXI will be increased to 95% of the net asset value per unit, and (2) the Fund will offer to repurchase units twice, rather than once, per year.

Although we indicated in the offering documents under which the units were initially sold that we intended to liquidate Fund XXI 12 to 15 years after it was formed, there currently is no contractual requirement in the limited partnership agreement of Fund XXI to terminate its existence, or sell its properties and liquidate, prior to 2045. The addition of Section 11.3 is intended to create an obligation to solicit the interest of limited partners in liquidating Fund XXI at a definite point in time. This is intended both to eliminate conflicts that could cause the General Partners to delay liquidation of Fund XXI and to give limited partners a time horizon for final liquidation. The amendment does not, however, require liquidation and if limited partners were to again vote to continue its operations, the operation of Fund XXI, and the time at which limited partners would receive a final distribution of the value of its assets, would be moved to a future date.

We are also proposing amendment to the unit repurchase provisions of the limited partnership agreement contained in Section 7.7 so that limited partners may present their units for repurchase at a price that more closely approximates what we believe is the unit fair value. Currently, Section 7.7 provides that units repurchased under the Fund’s unit repurchase plan will be repurchased at a price equal to the Adjusted Capital Contributions of units, less (i) any Net Proceeds of Sale distributed but not applied to the reduction of Adjusted Capital Contributions and (ii) 50% of all distributions of net cash flow previously made. Adjusted Capital Contributions are equal to the initial capital contributions of limited partners as reduced for capital distributions to the extent not required to produce a 10% cumulative return. After reduction for such capital distributions, and for cash distributions, the repurchase price at September 30, 2013 using the current repurchase pricing formula was approximately $229 per unit.

Net asset value per unit will be estimated by the Managing General Partner based upon methods they believe are reasonable. In most cases, the Managing General Partner will estimate the net asset value per unit by adding the value of individual properties that the Fund holds to any other assets, such as cash, subtracting any liabilities, subtracting the interest of the General Partners, and dividing the result by the number of units outstanding. The Managing General Partner normally estimates the value of individual properties by dividing the annual rental income for each property by an estimated capitalization rate based on comparable properties sold by affiliated funds, or known to the Managing General Partner in the marketplace. Properties are then reviewed to determine that the capitalization rate also reflects circumstances that may be unique to each specific property. If a property is vacant, the marketability of the property is analyzed and a discount factor may be applied to the original property acquisition price. The Managing General Partner will calculate, and make available to investors as soon as practicable after the valuation dates of December 31st and June 30th of each year, the net asset value per unit, as well as the price at which units may be presented for repurchase. At September 30, 2013, the net asset value per unit was estimated at $860.

For a limited partner to have units repurchased, they or their representative must submit a written request to the Managing General Partner stating the number of units to be repurchased. The written request must be postmarked in January or July of the year of repurchase. Units that are accepted for repurchase will be purchased on March 31st and September 30th of each year based on the value at the preceding December 31st and June 30th, respectively. Units that are repurchased will not be entitled to distributions from the date of valuation to the date of repurchase. Any distributions paid on repurchased units during this period will be deducted from the repurchase price that is paid. Any limited partner who tenders units that are not repurchased must re-tender the units in succeeding periods if he or she wants the request to be reconsidered.

Fund XXI’s obligation to repurchase units is limited in any year to 5% of the number of units outstanding at the beginning of the year. In addition, the Fund is not obligated to repurchase any unit(s) if the Managing General Partner believes repurchases would negatively impact the Fund’s operations or cash flow. In the event that less than 100% of the units tendered during a period are repurchased, the selection of units repurchased will be based upon the postmark date of the written notice tendering such units.

Fund XXI will repurchase units with cash otherwise available for distribution to limited partners. The Fund cannot assure limited partners that revenues or cash reserves will be available for repurchases and that it will be able to repurchase any or all of the units tendered. Repurchase of units may result in certain adverse tax consequences to the tendering limited partner. Repurchase of units will likely result in smaller distributions to remaining limited partners in the year of repurchase, but will not result in a reduction of taxable income allocated to such limited partners. Repurchase of units will, however, result in the remaining limited partners owning a proportionately larger interest in the Fund, which should, under normal conditions, produce larger distributions per unit in the future. In addition, units will be repurchased by the Fund at a 5% discount to net asset value, thereby accruing a potential financial benefit to the limited partners remaining in the Fund.

Reasons For The Proposal to Continue Operations

The proposal to continue operations is being presented because the General Partners believe:

•
Fund XXI is currently generating cash flow from its properties that is favorable when compared to the cash flow investors could realize from other income-generating investments with a similar risk profile.

•
Continuation of Fund XXI’s operations may allow additional capital gains to be generated from the sale of some properties and the reinvestment of the sale proceeds in similar properties prior to the final liquidation of the Fund.

•
Continuation of Fund XXI’s operations will allow limited partners to maintain their investments in income-producing, net leased, commercial properties without incurring brokerage or other up-front fees they could expect to incur if Fund XXI were to liquidate and they elected to re-invest their capital in similar investments.

Effects of the Proposal to Continue Operations

The proposal to continue operations for an additional 60 months will allow Fund XXI to continue to operate in the same manner in which it has historically operated. The Fund’s operations will continue to be reported to you in a manner consistent with historical financial results. Subject to the normal risks of operating as summarized below, we anticipate that the Fund will continue to make quarterly distributions of cash flow from rental income.

As of September 30, 2013, Fund XXI held cash totaling approximately $5,306,000 from recent property sales. If the proposal to continue operations is approved, we expect to actively engage in the acquisition of net leased properties with this cash balance, less a reserve to pay for any unit repurchase requests received in January 2014.

The continuation of operations will move into the future the date that limited partners will receive proceeds from the final sale of properties and liquidation of Fund XXI. Further, because repurchases of units under the repurchase provisions of the limited partnership agreement are funded with cash flow that might otherwise be available for distribution, increase of the price for repurchases and expansion of the time periods for repurchases may increase the number of repurchases and correspondingly decrease the amount of cash available for distribution. However, the repurchase of units decreases the number of units outstanding and increases the ownership interest of each limited partner who remains in the Fund.

If the proposal to continue operations is not approved, and the liquidation proposal is approved, Fund XXI will commence the process of disposing of its properties. If neither Proposal #1 nor Proposal #2 is approved, we will continue to operate in the ordinary course of business.

Conflicts of Interest with the Proposal to Continue Operations

The General Partners are reimbursed for their expenses, including the salaries and compensation expense of employees, based upon the time those employees spend on the affairs of the programs they manage. To the extent the General Partners and their affiliates have more programs and more operations under management, the aggregate amount of such reimbursements is larger and the salaries that are justifiable for their management may be higher. Accordingly the General Partners have an incentive to maintain funds and properties under management. Note, however, that reimbursements for operations are at cost and do not represent a profit center for the General Partners or their affiliates.

Risks of the Proposal to Continue Operations

If the proposal to continue operations is approved, the business of Fund XXI will continue to be subject to the risks associated with the ownership of real property and the illiquidity of investment in a limited partnership, including the following:

Limited partners will have no right to liquidation proceeds until Fund XXI is liquidated, which may be delayed for at least five years. If the proposal to continue operations is approved, and although the unit repurchase plan will be enhanced, limited partners may not have a right to receive the proceeds from the final disposition of properties and liquidation of Fund XXI for at least an additional five years.

There will continue to be no public market for the units and substantial restrictions on sale or disposition of the units. The limited partnership agreement of Fund XXI continues to place substantial restrictions on sale or transfer of units to avoid being classified as a publicly traded limited partnership for tax purposes. There is no trading market for the units and the restrictions in the limited partnership agreement are designed to ensure that no public trading market develops. Accordingly, it will continue to be difficult to dispose of units or to receive full value for units when they are sold if the proposal to continue operations is approved.

Although the proposal to continue Fund XXI’s operations includes an amendment to the limited partnership agreement to increase the unit repurchase price and the availability of the repurchase plan, such repurchases may reduce the amount of cash then available for distributions. Unit repurchases are funded with cash otherwise available for distribution to limited partners and, to the extent units are repurchased, cash available for distribution to remaining partners will be reduced. Although remaining partners will have a proportionately larger interest in Fund XXI after such repurchases, if the Managing General Partner overestimates the net asset value per unit for purposes of repurchases, or properties decline in value after repurchases, remaining limited partners may not obtain the benefit of such larger ownership interest.

The operations of Fund XXI will continue to be subject to the risks of real estate investment. If the proposal to continue operations is approved, the properties of Fund XXI will be held for investment and the proceeds from any sale of Fund properties may not be distributed to partners during the following five years, except to the extent necessary to pay income taxes resulting from any taxable gain on sale that is allocated to limited partners. The Fund’s net leased, commercial properties will be subject to the same risks as the properties originally acquired by the Fund. The value of real estate is subject to a number of factors beyond the control of the Fund, including national economic conditions, changes in interest rates, governmental rules and regulations and competition from other forms of financing. In addition, the value of the properties is affected by the financial condition of the tenants. To the extent there is a general economic downturn, the industries in which the Fund’s tenants operate may be adversely affected, causing defaults or renegotiation of lease terms. To the extent the Fund’s lease rates decline in the future, or if there are tenant defaults, the value of real estate held by the Fund may decline.

Limited partners will continue to be dependent upon the General Partners for all decisions relating to operation of Fund XXI. If the proposal to continue operations is approved, limited partners will continue to rely almost exclusively on the General Partners of Fund XXI for its operations. The General Partners have complete authority to make decisions regarding the Fund’s day-to-day operations and the acquisition or disposition of properties. There are no limitations that limited partners may enforce regarding the types of net leased, commercial properties that may be acquired. The General Partners may take actions with which limited partners disagree. Limited partners do not have any right to object to most management decisions unless the General Partners breach their duties. Limited partners are able to remove the General Partners only by a majority vote of limited partners or in other limited instances.

The General Partners may benefit from the proposal to continue operations in ways that create conflicts of interest. The interests of the General Partners in continuing operations may be different from your interests because the General Partners and their affiliates will continue to receive reimbursements from Fund XXI if operations continue. The General Partners and their affiliates are reimbursed at cost, which includes a portion of salaries of personnel and other overhead, for services they provide to the Fund and the proposal to continue operations, if adopted, will allow those reimbursements to continue.

Limited partners will not have appraisal rights in connection with the proposal to continue operations. You will not have appraisal or dissenters rights as a result of continuing operations. Accordingly, if you disagree with the proposal to continue operations you will not have the right to require Fund XXI to pay out the value of your units. Instead, the proposal to continue operations will be effective with respect to you if approved by holders of a majority of the units. If you disagree and wish to sell your units, you will be required to find a different method of doing so, such as utilizing the Fund’s unit repurchase plan or holding your units until liquidation of the Fund.

PROPOSAL #2 – LIQUIDATION

Reasons for the Liquidation Proposal

If the liquidation proposal is approved, we will commence the final sale and liquidation of Fund XXI’s properties in accordance with the limited partnership agreement. Section 6.1 of the limited partnership agreement requires that we obtain the prior consent of holders of a majority of the outstanding units prior to liquidation or sale of substantially all of the Fund’s assets. The prospectus under which units of limited partnership interest were initially sold indicated that it was our intent to commence the sale of properties and liquidation of Fund XXI 12 to 15 years after its formation, or when market conditions were most advantageous.

Effects of the Liquidation Proposal

Operations. If a majority of the limited partners vote for the liquidation proposal, the Managing General Partner will take action to commence the sale and liquidation of Fund XXI’s properties. The Managing General Partner will, from time to time, distribute the proceeds from the sale of properties to the extent it believes, in its sole discretion, that such proceeds are not required for operations during liquidation, to pay its obligations, or to deal with contingent obligations. Once the properties are sold, the Managing General Partner would wind up the affairs of the Fund and distribute any net sales proceeds and remaining reserves to the limited partners and the General Partners. The Fund would then dissolve and cease operations. Under Section 12.1 of the limited partnership agreement, this dissolution does not require, and the Fund will not ask you for, any additional vote.

Distributions. As set forth under the caption “Introduction and Background – Properties”, the Managing General Partner estimates the current value of Fund XXI’s properties at approximately $14,370,000. Neither the Managing General Partner nor Fund XXI has obtained any independent appraisal or opinion regarding the value of the properties. This valuation is based upon the rental rates generated by each property and the capitalization rates that the Managing General Partner believes are applicable in the markets in which the properties are located.

It is not possible for the Managing General Partner to predict the timing of the sale of the properties. Assuming that (a) the sale of properties can be completed over the next 24 to 36 months, (b) there are no adverse events, such as tenant defaults or bankruptcies, that adversely affect the Fund’s ability to sell its properties or the market value that can be obtained in such sales, (c) there are no increases or decreases in the market value of the properties and they can be sold at the amounts estimated by the Managing General Partner, and (d) there are no other extraordinary partnership expenses, the Managing General Partner estimates that approximately $19,676,000 of proceeds will be available for distribution from sale of properties and cash reserves in accordance with the liquidation proposal. Of that amount, approximately $19,479,000 or $860 per unit would be available for distribution to limited partners. Because some of these assumptions will inevitably be inaccurate, and the Managing General Partner’s estimates of value are not precise, the actual distribution amounts will vary from these estimates and the variation may be material.

Material Federal Income Tax Considerations of Liquidation

The federal income tax discussion set forth below addresses the material federal income tax consequences of the liquidation of a partnership, but does not purport to deal with all aspects of federal income taxation that may be relevant to a particular limited partner with respect to such limited partner’s personal circumstances. The discussion is directed solely to limited partners who hold the units as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and have acquired the units for investment and not as a dealer or for resale. This discussion may not be applicable to certain classes of taxpayers, including insurance companies, securities dealers, non-resident alien individuals, foreign entities, foreign trusts and estates and beneficiaries, financial institutions, real estate investment trusts, regulated investment companies, tax exempt organizations, trusts or persons who acquired Partnership interests as compensation. This discussion is based upon the Code, Department of Treasury regulations, court decisions, published rulings of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretation (possibly on a retroactive basis). Limited partners are urged to consult their own tax advisors as to the specific tax consequences to them of the liquidation of Fund XXI, including the applicability and effect of federal, state, local and other tax laws.

General. Fund XXI, as a partnership for federal income tax purposes, is not subject to federal income tax; rather, each partner is required to take into account such partner’s distributive share of the Fund’s income, gains, losses, deductions, credits and tax preference items in computing the partner’s federal income tax liability for any taxable year, without regard to whether the partner has received any distribution from the Fund.

For federal income tax purposes, the liquidation process consists of two separate components: (1) the sale by Fund XXI of its assets; and (2) the distribution of cash to each limited partner in liquidation (a "liquidating distribution") of the partner's interest in Fund XXI. Each of these is separately discussed below

Sale of Fund XXI's assets. For federal income tax purposes, each limited partner will be required to include in its income such partner’s allocable share of the gain or loss realized by Fund XXI upon the sale of the Fund’s assets. Gain will result primarily from the sale of a property, including both the real property and any improvements. Gain that falls within the definition of "depreciation recapture" will be treated as ordinary income for tax purposes. Other gain, as well as other items of partnership gain or loss, will be capital or ordinary gain or loss, depending upon the nature of the asset in the hands of Fund XXI.

Distribution to the limited partners. A limited partner will recognize capital gain to the extent the amount of the liquidating distribution received by the limited partner exceeds the limited partner's tax basis for the limited partner’s units, as such basis is adjusted to reflect any gain or loss realized by Fund XXI on the sale of its assets. A limited partner will recognize a capital loss to the extent the amount of the liquidating distribution received by the limited partner is less than the limited partner's tax basis for its units, as adjusted.

Passive Activity Rules. Limited partners that are individuals, trusts, estates, closely held corporations or personal service corporations are subject to the passive activity loss limitations rules of Section 469 of the Code. A limited partner's allocable share of partnership income, gain or loss from the sale of Fund XXI's assets is generally treated as derived from a passive activity. Limited partners may generally deduct losses from passive activities only to the extent of their income from passive activities. Passive activity losses that are not allowed in any taxable year are suspended and may be carried forward indefinitely and allowed in subsequent years as an offset against passive activity income. However, upon final liquidation of the Fund, any suspended passive activity losses of a limited partner with respect to its investment in Fund XXI may be used to reduce other income of the limited partner.

Risks of the Liquidation Proposal

The Managing General Partner may not be able to dispose of properties at the market values they have estimated. The market value of the properties has been estimated by the Managing General Partner based upon rental rates and market capitalization rates. The rate at which such rents are capitalized is dependent upon prevailing interest rates in the markets where the properties are located. To the extent prevailing interest rates increase, the value of the properties calculated using these methods would decline. Further, the market value of properties is dependent upon the financial strength of the tenants occupying the properties owned by Fund XXI. A general economic downturn may affect the financial strength of the tenants. If tenants occupying the Fund’s properties are adversely affected, the Fund may experience an increased level of default in rental payments, or a general decrease in the willingness of purchasers to acquire its properties because of the increased risk involved.

The rapid disposition of properties may cause Fund XXI to fail to realize the full value of its properties. If the proposal to liquidate Fund XXI is approved, the Managing General Partner will attempt to dispose of Fund XXI’s properties during the next 24 to 36 months. Currently the economy, and the market for the goods and services of the Fund’s tenants, remains sluggish and could enter into another period of decline. The disposition of properties during such periods could generate less value to Fund XXI and its limited partners, particularly if sales must be completed rapidly.

If tenants default on rental payments, or file for protection under bankruptcy laws, the value of properties may be depressed, and the final disposition of those properties may be delayed. If a tenant defaults on paying its rental obligations, or abandons a property, prior to its sale by Fund XXI, the value of the property would likely be adversely affected, the Fund might have difficulty selling the property, and the sale might be delayed until an alternative tenant can be located. If a tenant filed for protection under applicable bankruptcy laws, the tenant (if a debtor in possession) or the bankruptcy trustee would have a period of time to assume or reject the lease and the Fund may be delayed in its disposition of the property and therefore final liquidation of the Fund.

Limited partners will be required to pay tax on any capital gain Fund XXI realizes on the sale of properties and a portion of the gain may be taxed at higher tax rates. A sale of properties will generate an income and gain recognition event for federal income tax purposes with respect to the value of the property and proceeds received, while continued operation of properties would generate income for tax purposes primarily related to rental income received. For properties that Fund XXI has held and depreciated for tax purposes for a significant period of time, a significant portion of the sale price could represent depreciation recapture taxable to limited partners at higher tax rates.

UNIT OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

The following table sets forth information about the number of limited partnership units owned by each person known to us to beneficially own 5% or more of the units, by AEI Fund Management XXI, Inc. (Fund XXI’s Managing General Partner), by Robert P. Johnson (Fund XXI’s Individual General Partner) and by each officer or director of the Managing General Partner as of September 30, 2013:

Name and Address of Beneficial Owner	Number of Units Held	Percent of Class

AEI Fund Management XXI, Inc.	0	0.00%
Robert P. Johnson	0	0.00%
Patrick W. Keene	0	0.00%

Address for all:
1300 Wells Fargo Place 30 East 7th Street, St. Paul, Minnesota 55101

To the best of our knowledge, there is no beneficial owner holding 5% or more of the units.

CONSENT PROCEDURES

Your vote is important. Each limited partner is urged to mark, date and sign the enclosed Consent Form and return it in the enclosed postage prepaid envelope. If you require assistance completing the Consent Form, please call AEI Investor Relations, toll free at 800-328-3519.

Timing Of The Consent Solicitation

We have fixed the close of business on November 1, 2013 as the record date for the determination of the limited partners entitled to vote on the proposals; the close of business on December __, 2013 as the date by which Consent Forms must be received by us in order to be counted; and December __, 2013 as the date on which the consents will be counted. You may revoke your consent at any time prior December __, 2013 , provided we receive written revocation prior to that date.

To vote for one of these proposals, you must return a properly signed Consent Form that is received by AEI Fund Management XXI, Inc. at 1300 Wells Fargo Place, 30 East 7th Street, St. Paul, Minnesota 55101, on or before 5:00 P.M., Central Time, on December __, 2013 . The General Partners will tabulate the votes.

Record Date And Votes Required For Approval

Only holders of record of units of limited partnership interest as of November 1, 2013, the record date, will be entitled to vote on the proposals. Voting by the limited partners is based upon the number of units held. As of November 1, 2013, there were 22,653.11 units outstanding. Each unit is entitled to one vote. Fractions of units will be included in the total.

Pursuant to the limited partnership agreement of Fund XXI, in order for either proposal to be approved, a majority of the units (excluding any units held by the General Partners) must be voted in favor of the proposal. Accordingly, 11,326.56 units must be voted “FOR” the proposal to continue operations or the liquidation proposal for the respective proposal to be approved. Because an abstention would not be counted as a vote for a proposal, it would have the effect of a vote against a proposal. We recommend a vote “FOR” Proposal #1 to continue operations.

Procedures For Voting

Accompanying this Consent Statement is a Consent Form for each limited partner. By marking the appropriate box on the Consent Form, you can indicate whether you vote “FOR” or “AGAINST” or “ABSTAIN” as to the proposal to continue operations or the liquidation proposal. Please do not vote “FOR” both proposals: they are mutually exclusive and cannot be implemented simultaneously. If you return your Consent Form signed without marking any box, you will be deemed to have voted “FOR” the proposal to continue operations and “AGAINST” the liquidation proposal.

Limited partners who vote against, or abstain, do not have appraisal or similar rights under Minnesota law.

Costs of Solicitation

The cost of solicitation of consents of the limited partners will be borne by Fund XXI. The solicitations will be made by the mails. Our staff will be available by telephone at 800-328-3519 to answer any questions concerning this Consent.

Mailing

This Consent Statement was first mailed to limited partners on or about November __, 2013.

By order of the Board of Directors
of AEI Fund Management XXI, Inc.
General Partner

Robert P. Johnson, President

EXHIBIT A

AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT
(CONTINUATION PROPOSAL)

We are proposing the following amendments to the Limited Partnership Agreement of AEI Net Lease Income & Growth Fund XXI Limited Partnership as heretofore amended (the “Agreement”):

1.           Article XI of the Agreement shall be amended to add Section 11.3 which shall read, in its entirety, as follows:

11.3           Liquidity Event.

(a) The Managing General Partner shall, on or before November 30, 2018, prepare a proxy or consent statement pursuant to which it shall solicit the consent of Limited Partners to vote with respect to a proposal to commence the sale of all of the Properties and the dissolution and liquidation of the Partnership in accordance with Article XII. The Managing General Partner shall distribute and commence the solicitation of such consents or proxies promptly after the same may be conducted in accordance with applicable laws.

(b) Notwithstanding Section 11.3(a), the Managing General Partner shall not be required to recommend such sale, dissolution and liquidation, and may present in addition to such proposal and as an alternative to the same, a proposal to extend the time period during which the Partnership shall continue to operate, provided that the Managing General Partner commits to again submit a proposal consistent with Section 11.3(a) by approximately the end of the calendar year in which the fifth anniversary of the date upon which the vote upon such proposal occurs.

2.           Section 7.7 of the Agreement shall be amended to read in its entirety as follows:

7.7           Right to Present Units for Repurchase.

(a) Each Limited Partner shall have the right, subject to the provisions of this Section 7.7, to present his or her Units to the Partnership for repurchase by submitting a proper written request to the Managing General Partner specifying the number of Units he or she wishes repurchased. Such notice must be postmarked in January or July of each year (a “Presentment Period”). On March 31st and September 30th of each year (a “Repurchase Date”), and subject to the limitations set forth in Section 7.7(c), the Managing General Partner shall cause the Partnership to repurchase the Units of Limited Partners who have properly tendered their Units to the Partnership. The repurchase price per Unit shall be equal to ninety-five percent (95%) of the Net Asset Value Per Unit as of the preceding December 31st (in the case of repurchases as of March 31st) or June 30th (in the case of repurchases as of September 30th) (such dates being hereafter referred to as a “Determination Date”). The repurchase price shall, however, be adjusted to subtract any distributions to the tendering Limited Partner after the Determination Date and prior to the Repurchase Date. The Managing General Partner shall calculate the repurchase price offered for Units based on its determination of the Net Asset Value Per Unit as soon as possible after each Determination Date.

(b) Net Asset Value Per Unit shall mean the aggregate value of the Partnership’s assets less the Partnership’s liabilities, and less the interest of the General Partners, divided by the number of Units outstanding. Such aggregate value shall be determined by the Managing General Partner, after taking into account (i) the present value of future net cash flow from rental income on the Partnership’s Properties, (ii) the price at which Units of the Partnership have last been repurchased, and (ii) such other factors as the Managing General Partners deems relevant.

(c) The Partnership will not be obligated to repurchase in any year more than five percent (5%) of the total number of Units outstanding on January 1 of such year. In the event requests for repurchase of Units received in any given year exceed the five percent (5%) limitation, the Partnership shall accept the Units to be repurchased based upon the postmark date of the written notice of Limited Partners tendering such Units. Any Units tendered but not selected for repurchase in any given Presentment Period will be considered for repurchase in the next Presentment Period only if the Limited Partner re-tenders his or her Units. In no event shall the Partnership be obligated to repurchase Units if, in the sole discretion of the Managing General Partner, such repurchase would impair the capital or operation of the Partnership nor shall the Partnership repurchase any Units in violation of applicable legal requirements.

(d) For purposes of all calculations pursuant to Article V of this Agreement, any Net Cash Flow or Net Proceeds of Sale used to repurchase Units or to repay borrowings that were used to repurchase Units shall be deemed distributed to the remaining Limited Partners pro rata based on the ratio of the number of Units owned to all Units outstanding after such repurchase.

EXHIBIT B

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	24

Balance Sheet as of December 31, 2012 and 2011	25

Statements for the Years Ended December 31, 2012 and 2011:

Income	26

Cash Flows	27

Changes in Partners’ Capital	28

Notes to Financial Statements at December 31, 2012	29 – 38

Balance Sheet as of September 30, 2013 and December 31, 2012	39

Statements for the Periods ended September 30, 2013 and 2012:

Income	40

Cash Flows	41

Changes in Partners' Capital	42

Notes to Financial Statements at September 30, 2013	43 – 45

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners:
AEI Income & Growth Fund XXI Limited Partnership
St. Paul, Minnesota

We have audited the accompanying balance sheet of AEI Income & Growth Fund XXI Limited Partnership (a Minnesota limited partnership) as of December 31, 2012 and 2011, and the related statements of income, cash flows and changes in partners' capital for each of the years then ended.  The Partnership’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AEI Income & Growth Fund XXI Limited Partnership as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants

Minneapolis, Minnesota
March 29, 2013

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
BALANCE SHEET

ASSETS

	December 31,	December 31,
	2012	2011
Current Assets:
Cash	$2,259,911	$1,934,854

Real Estate Held for Investment:
Land	4,403,667	4,413,700
Buildings and Equipment	12,273,366	12,286,382
Accumulated Depreciation	(2,930,639)	(2,448,341)
Real Estate Held for Investment, Net	13,746,394	14,251,741
Real Estate Held for Sale	0	338,776
Total Real Estate	13,746,394	14,590,517
Total Assets	$16,006,305	$16,525,371

LIABILITIES AND PARTNERS' CAPITAL

Current Liabilities:
Payable to AEI Fund Management, Inc.	$41,189	$34,777
Distributions Payable	293,940	293,935
Unearned Rent	12,120	21,889
Total Current Liabilities	347,249	350,601

Partners’ Capital:
General Partners	686	4,646
Limited Partners – 24,000 Units authorized; 22,653 and 22,663 Units issued and outstanding in 2012 and 2011, respectively	15,658,370	16,170,124
Total Partners' Capital	15,659,056	16,174,770
Total Liabilities and Partners' Capital	$16,006,305	$16,525,371

The accompanying Notes to Financial Statements are an integral part of this statement.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
STATEMENT OF INCOME

	Year Ended December 31
	2012	2011

Rental Income	$1,334,130	$1,309,549

Expenses:
Partnership Administration – Affiliates	212,740	227,579
Partnership Administration and Property Management – Unrelated Parties	64,487	38,889
Depreciation	490,935	490,935
Total Expenses	768,162	757,403

Operating Income	565,968	552,146

Other Income:
Interest Income	7,723	7,654

Income from Continuing Operations	573,691	559,800

Income from Discontinued Operations	88,975	553,464

Net Income	$662,666	$1,113,264

Net Income Allocated:
General Partners	$7,825	$13,823
Limited Partners	654,841	1,099,441
Total	$662,666	$1,113,264

Income per Limited Partnership Unit:
Continuing Operations	$25.06	$24.45
Discontinued Operations	3.84	24.05
Total – Basic and Diluted	$28.90	$48.50

Weighted Average Units Outstanding – Basic and Diluted	22,661	22,671

The accompanying Notes to Financial Statements are an integral part of this statement.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
STATEMENT OF CASH FLOWS

	Year Ended December 31
	2012	2011

Cash Flows from Operating Activities:
Net Income	$662,666	$1,113,264

Adjustments to Reconcile Net Income To Net Cash Provided by Operating Activities:
Depreciation	490,935	491,456
Gain on Sale of Real Estate	(69,896)	(467,366)
Increase (Decrease) in Payable to AEI Fund Management, Inc.	6,412	10,250
Increase (Decrease) in Unearned Rent	(9,769)	(5,121)
Total Adjustments	417,682	29,219
Net Cash Provided By Operating Activities	1,080,348	1,142,483

Cash Flows from Investing Activities:
Proceeds from Sale of Real Estate	423,084	1,457,405

Cash Flows from Financing Activities:
Distributions Paid to Partners	(1,175,741)	(1,176,764)
Redemption Payments	(2,634)	(3,159)
Net Cash Used For Financing Activities	(1,178,375)	(1,179,923)

Net Increase (Decrease) in Cash	325,057	1,419,965

Cash, beginning of year	1,934,854	514,889

Cash, end of year	$2,259,911	$1,934,854

The accompanying Notes to Financial Statements are an integral part of this statement.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
STATEMENT OF CHANGES IN PARTNERS' CAPITAL

	General Partners	Limited Partners	Total	Limited Partnership Units Outstanding

Balance, December 31, 2010	$2,613	$16,237,802	$16,240,415	22,673.61

Distributions Declared	(11,758)	(1,163,992)	(1,175,750)

Redemption Payments	(32)	(3,127)	(3,159)	(10.50)

Net Income	13,823	1,099,441	1,113,264

Balance, December 31, 2011	4,646	16,170,124	16,174,770	22,663.11

Distributions Declared	(11,758)	(1,163,988)	(1,175,746)

Redemption Payments	(27)	(2,607)	(2,634)	(10.00)

Net Income	7,825	654,841	662,666

Balance, December 31, 2012	$686	$15,658,370	$15,659,056	22,653.11

The accompanying Notes to Financial Statements are an integral part of this statement.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND 2011

(1)  Organization –

AEI Income & Growth Fund XXI Limited Partnership (“Partnership”) was formed to acquire and lease commercial properties to operating tenants.  The Partnership's operations are managed by AEI Fund Management XXI, Inc. (“AFM”), the Managing General Partner.  Robert P. Johnson, the President and sole director of AFM, serves as the Individual General Partner.  AFM is a wholly owned subsidiary of AEI Capital Corporation of which Mr. Johnson is the majority shareholder.  AEI Fund Management, Inc. (“AEI”), an affiliate of AFM, performs the administrative and operating functions for the Partnership.

The terms of the Partnership offering called for a subscription price of $1,000 per Limited Partnership Unit, payable on acceptance of the offer.  The Partnership commenced operations on April 14, 1995 when minimum subscriptions of 1,500 Limited Partnership Units ($1,500,000) were accepted.  On January 31, 1997, the offering terminated when the maximum subscription limit of 24,000 Limited Partnership Units was reached.  Under the terms of the Limited Partnership Agreement, the Limited Partners and General Partners contributed funds of $24,000,000 and $1,000, respectively.

During operations, any Net Cash Flow, as defined, which the General Partners determine to distribute will be distributed 90% to the Limited Partners and 10% to the General Partners; provided, however, that such distributions to the General Partners will be subordinated to the Limited Partners first receiving an annual, noncumulative distribution of Net Cash Flow equal to 10% of their Adjusted Capital Contribution, as defined, and, provided further, that in no event will the General Partners receive less than 1% of such Net Cash Flow per annum.  Distributions to Limited Partners will be made pro rata by Units.

Any Net Proceeds of Sale, as defined, from the sale or financing of properties which the General Partners determine to distribute will, after provisions for debts and reserves, be paid in the following manner: (i) first, 99% to the Limited Partners and 1% to the General Partners until the Limited Partners receive an amount equal to: (a) their Adjusted Capital Contribution plus (b) an amount equal to 10% of their Adjusted Capital Contribution per annum, cumulative but not compounded, to the extent not previously distributed from Net Cash Flow;  (ii) any remaining balance will be distributed 90% to the Limited Partners and 10% to the General Partners.  Distributions to the Limited Partners will be made pro rata by Units.

For tax purposes, profits from operations, other than profits attributable to the sale, exchange, financing, refinancing or other disposition of property, will be allocated first in the same ratio in which, and to the extent, Net Cash Flow is distributed to the Partners for such year.  Any additional profits will be allocated in the same ratio as the last dollar of Net Cash Flow is distributed.  Net losses from operations will be allocated 99% to the Limited Partners and 1% to the General Partners.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND 2011

(1)  Organization – (Continued)

For tax purposes, profits arising from the sale, financing, or other disposition of property will be allocated in accordance with the Partnership Agreement as follows: (i) first, to those partners with deficit balances in their capital accounts in an amount equal to the sum of such deficit balances; (ii) second, 99% to the Limited Partners and 1% to the General Partners until the aggregate balance in the Limited Partners' capital accounts equals the sum of the Limited Partners' Adjusted Capital Contributions plus an amount equal to 10% of their Adjusted Capital Contributions per annum, cumulative but not compounded, to the extent not previously allocated; (iii) third, the balance of any remaining gain will then be allocated 90% to the Limited Partners and 10% to the General Partners.  Losses will be allocated 98% to the Limited Partners and 2% to the General Partners.

The General Partners are not required to currently fund a deficit capital balance.  Upon liquidation of the Partnership or withdrawal by a General Partner, the General Partners will contribute to the Partnership an amount equal to the lesser of the deficit balances in their capital accounts or 1% of total Limited Partners' and General Partners' capital contributions.

(2)  Summary of Significant Accounting Policies –

Financial Statement Presentation

The accounts of the Partnership are maintained on the accrual basis of accounting for both federal income tax purposes and financial reporting purposes.

Accounting Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles.  Those estimates and assumptions may affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.  Actual results could differ from those estimates.  Significant items, subject to such estimates and assumptions, include the carrying value of real estate held for investment and real estate held for sale.

The Partnership regularly assesses whether market events and conditions indicate that it is reasonably possible to recover the carrying amounts of its investments in real estate from future operations and sales.  A change in those market events and conditions could have a material effect on the carrying amount of its real estate.

Cash Concentrations of Credit Risk

The Partnership's cash is deposited in one financial institution and at times during the year it may exceed FDIC insurance limits.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND 2011

(2)  Summary of Significant Accounting Policies – (Continued)

Receivables

Credit terms are extended to tenants in the normal course of business.  The Partnership performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral.

Receivables are recorded at their estimated net realizable value. The Partnership follows a policy of providing an allowance for doubtful accounts; however, based on historical experience, and its evaluation of the current status of receivables, the Partnership is of the belief that such accounts, if any, will be collectible in all material respects and thus an allowance is not necessary.  Accounts are considered past due if payment is not made on a timely basis in accordance with the Partnership’s credit terms.  Receivables considered uncollectible are written off.

Income Taxes

The income or loss of the Partnership for federal income tax reporting purposes is includable in the income tax returns of the partners.  In general, no recognition has been given to income taxes in the accompanying financial statements.

The tax return and the amount of distributable Partnership income or loss are subject to examination by federal and state taxing authorities.  If such an examination results in changes to distributable Partnership income or loss, the taxable income of the partners would be adjusted accordingly.  Primarily due to its tax status as a partnership, the Partnership has no significant tax uncertainties that require recognition or disclosure.  The Partnership is no longer subject to U.S. federal income tax examinations for tax years before 2009, and with few exceptions, is no longer subject to state tax examinations for tax years before 2009.

Revenue Recognition

The Partnership's real estate is leased under net leases, classified as operating leases.  The leases provide for base annual rental payments payable in monthly installments.  The Partnership recognizes rental revenue according to the terms of the individual leases.  For leases that contain stated rental increases, the increases are recognized in the year in which they are effective.  Contingent rental payments are recognized when the contingencies on which the payments are based are satisfied and the rental payments become due under the terms of the leases.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND 2011

(2)  Summary of Significant Accounting Policies – (Continued)

Real Estate

The Partnership purchases properties and records them at cost.  The Partnership tests real estate for recoverability when events or changes in circumstances indicate that the carrying value may not be recoverable.  For properties the Partnership will hold and operate, it compares the carrying amount of the property to the estimated probability-weighted future undiscounted cash flows expected to result from the property and its eventual disposition.  If the sum of the expected future cash flows is less than the carrying amount of the property, the Partnership recognizes an impairment loss by the amount by which the carrying amount of the property exceeds the fair value of the property.  For properties held for sale, the Partnership determines whether impairment has occurred by comparing the property’s estimated fair value less cost to sell to its current carrying value.  If the carrying value is greater than the net realizable value, an impairment loss is recorded to reduce the carrying value of the property to its net realizable value.

The buildings and equipment of the Partnership are depreciated using the straight-line method for financial reporting purposes based on estimated useful lives of 25 years and 5 years, respectively.

Upon complete disposal of a property or classification of a property as Real Estate Held for Sale, the Partnership includes the operating results and sale of the property in discontinued operations.  In addition, the Partnership reclassifies the prior periods’ operating results of the property to discontinued operations.

The Partnership accounts for properties owned as tenants-in-common with affiliated entities and/or unrelated third parties using the proportionate consolidation method.  Each tenant-in-common owns a separate, undivided interest in the properties.  Any tenant-in-common that holds more than a 50% interest does not control decisions over the other tenant-in-common interests.  The financial statements reflect only this Partnership's percentage share of the properties' land, building and equipment, liabilities, revenues and expenses.

The Partnership’s properties are subject to environmental laws and regulations adopted by various governmental entities in the jurisdiction in which the properties are located.  These laws could require the Partnership to investigate and remediate the effects of the release or disposal of hazardous materials at these locations if found.  For each property, an environmental assessment is completed prior to acquisition.  In addition, the lease agreements typically strictly prohibit the production, handling, or storage of hazardous materials (except where incidental to the tenant’s business such as use of cleaning supplies) in violation of applicable law to restrict environmental and other damage.  Environmental liabilities are recorded when it is determined the liability is probable and the costs can reasonably be estimated.  There were no environmental issues noted or liabilities recorded at December 31, 2012 and 2011.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND 2011

(2)  Summary of Significant Accounting Policies – (Continued)

Fair Value Measurements

As of December 31, 2012, the Partnership had no assets or liabilities measured at fair value on a recurring basis or nonrecurring basis.

Recently Issued Accounting Pronouncements

Management has reviewed recently issued, but not yet effective, accounting pronouncements and does not expect the implementation of these pronouncements to have a significant effect on the Partnership’s financial statements.

Reclassification

Certain items related to discontinued operations in the prior year’s financial statements have been reclassified to conform to 2012 presentation.  These reclassifications had no effect on Partners’ capital, net income or cash flows.

(3)  Related Party Transactions –

The Partnership owns the percentage interest shown below in the following properties as tenants-in-common with the affiliated entities listed:  Jared Jewelry store in Hanover, Maryland (50% – AEI Net Lease Income & Growth Fund XX Limited Partnership); Jared Jewelry store in Auburn Hills, Michigan (40% – AEI Income & Growth Fund 25 LLC); CarMax auto superstore (20% – AEI Income & Growth Fund 24 LLC, AEI Income & Growth Fund 25 LLC and AEI Private Net Lease Millennium Fund Limited Partnership); Applebee’s restaurant (62% – AEI Income & Growth Fund XXII Limited Partnership); Best Buy store (54% – AEI Income & Growth Fund 23 LLC and AEI Income & Growth Fund 26 LLC); Fresenius Medical Center (55% – AEI Income & Growth Fund 24 LLC); Tractor Supply Company store (63% – AEI Income & Growth Fund 27 LLC); and Scott & White Clinic (39% – AEI Net Lease Income & Growth Fund XX Limited Partnership and AEI Income & Growth Fund 25 LLC).

As of December 31, 2010, the Partnership owned a 20.4025% interest in a Winn-Dixie store.  The remaining interests in this property are owned by unrelated third parties.  AEI Net Lease Income & Growth Fund XIX Limited Partnership, an affiliate of the Partnership, owned a 37% interest in this property until the interest was sold, in a series of transactions, to unrelated third parties in 2009, 2010 and 2011.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND 2011

(3)  Related Party Transactions – (Continued)

AEI received the following reimbursements for costs and expenses from the Partnership for the years ended December 31:
		2012	2011

a.	AEI is reimbursed for costs incurred in providing services related to managing the Partnership's operations and properties, maintaining the Partnership's books, and communicating with the Limited Partners.	$212,740	$227,579

b.	AEI is reimbursed for all direct expenses it paid on the Partnership's behalf to third parties related to Partnership administration and property management. These expenses included printing costs, legal and filing fees, direct administrative costs, outside audit costs, taxes, insurance and other property costs. These amounts included $1,150 and $2,302 of expenses related to Discontinued Operations in 2012 and 2011, respectively.	$65,637	$41,191

c.	AEI is reimbursed for costs incurred in providing services related to the sale of property.	$21,329	$71,866

The payable to AEI Fund Management, Inc. represents the balance due for the services described in 3a, b and c.  This balance is non-interest bearing and unsecured and is to be paid in the normal course of business.

(4)  Real Estate Held for Investment –

The Partnership leases its properties to various tenants under net leases, classified as operating leases.  Under a net lease, the tenant is responsible for real estate taxes, insurance, maintenance, repairs and operating expenses for the property.  For some leases, the Partnership is responsible for repairs to the structural components of the building, the roof, and the parking lot.  At the time the properties were acquired, the remaining primary lease terms varied from 10 to 20 years.  The leases provide the tenants with two to five five-year renewal options subject to the same terms and conditions as the primary term.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND 2011

(4)  Real Estate Held for Investment – (Continued)

The Partnership's properties are commercial, single-tenant buildings.  The KinderCare daycare center in Andover, Minnesota was constructed in 1998 and acquired in 2002.  The Jared Jewelry store in Hanover, Maryland was constructed in 2001 and acquired in 2004.  The Jared Jewelry store in Auburn Hills, Michigan was constructed in 1999 and acquired in 2005.  The CarMax auto superstore was constructed in 2003 and acquired in 2005.  The Applebee’s restaurant in Johnstown, Pennsylvania was constructed in 1996 and acquired in 2006.  The Best Buy store was constructed in 1990, renovated in 1997 and acquired in 2008.  The Fresenius Medical Center was constructed and acquired in 2008.  The land for the Tractor Supply Company store was acquired in 2008 and construction of the store was completed in 2009.  The Scott & White Clinic was constructed and acquired in 2010.  There have been no costs capitalized as improvements subsequent to the acquisitions.

The cost of the properties not held for sale and related accumulated depreciation at December 31, 2012 are as follows:
Property	Land	Buildings and Equipment	Total	Accumulated Depreciation

KinderCare, Andover, MN	$179,755	$1,084,452	$1,264,207	$457,276
Jared Jewelry, Hanover, MD	861,065	1,128,070	1,989,135	400,466
Jared Jewelry, Auburn Hills, MI	280,993	1,185,055	1,466,048	377,241
CarMax, Lithia Springs, GA	815,180	1,070,051	1,885,231	333,499
Applebee’s, Johnstown, PA	431,754	1,251,133	1,682,887	314,867
Best Buy, Eau Claire, WI	853,357	2,784,349	3,637,706	547,589
Fresenius Medical Center, Shreveport, LA	102,046	1,258,571	1,360,617	213,958
Tractor Supply, Rapid City, SD	588,967	1,368,767	1,957,734	184,785
Scott & White, College Station, TX	290,550	1,142,918	1,433,468	100,958
	$4,403,667	$12,273,366	$16,677,033	$2,930,639

For properties owned as of December 31, 2012, the minimum future rent payments required by the leases are as follows:
2013	$1,358,017
2014	1,366,157
2015	1,386,254
2016	1,398,713
2017	1,345,950
Thereafter	3,874,323
$10,729,414

There were no contingent rents recognized in 2012 and 2011.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND 2011

(5)  Major Tenants –

The following schedule presents rent revenue from individual tenants, or affiliated groups of tenants, who each contributed more than ten percent of the Partnership's total rent revenue for the years ended December 31:

Tenants	Industry	2012	2011

Sterling Jewelers Inc.	Retail	$298,178	$286,707
Best Buy Stores, L.P.	Retail	256,000	256,001
CarMax Auto Superstores, Inc.	Retail	146,286	146,612
Tractor Supply Company	Retail	141,750	141,750
KinderCare Learning Centers LLC	Child Care	138,836	148,537
Aggregate rent revenue of major tenants		$981,050	$979,607
Aggregate rent revenue of major tenants as a percentage of total rent revenue		72%	70%

(6)  Discontinued Operations –

On January 19, 2011, the Partnership sold its remaining 0.1534% interest in the Champps Americana restaurant in Livonia, Michigan to an unrelated third party.  The Partnership received net sale proceeds of $7,861, which resulted in a net gain of $3,904.  The cost and related accumulated depreciation of the interest sold was $6,366 and $2,409, respectively.

On March 25, 2011, the Partnership sold its remaining 44.5116% interest in the KinderCare daycare center in Ballwin, Missouri, in two separate transactions, to unrelated third parties.  The Partnership received total net sale proceeds of $902,133, which resulted in a net gain of $362,374.  The cost and related accumulated depreciation of the interests sold was $675,587 and $135,828, respectively.

During 2011, the Partnership sold 11.5987% of the Winn-Dixie store in Panama City, Florida, in four separate transactions, to unrelated third parties.  The Partnership received total net sale proceeds of $547,411, which resulted in a net gain of $101,088.  The cost and related accumulated depreciation of the interests sold was $537,605 and $91,282, respectively.

During 2012, the Partnership sold its remaining 8.8038% interest in the Winn-Dixie store in Panama City, Florida, in three separate transactions, to unrelated third parties.  The Partnership received total net sale proceeds of $406,884, which resulted in a net gain of $68,108.  The cost and related accumulated depreciation of the interests sold was $408,060 and $69,284, respectively.  At December 31, 2011, the property was classified as Real Estate Held for Sale with a carrying value of $338,776.

On February 3, 2012, the Partnership sold its remaining 2.6811% interest in the Arby’s restaurant in Montgomery, Alabama to an unrelated third party.  The Partnership received net sale proceeds of $16,200, which resulted in a net gain of $1,788.  The cost and related accumulated depreciation of the interest sold was $23,049 and $8,637, respectively.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND 2011

(6)  Discontinued Operations – (Continued)

During 2012 and 2011, the Partnership distributed net sale proceeds of $94,675 and $41,554 to the Limited and General Partners as part of their quarterly distributions, which represented a return of capital of $4.14 and $1.81 per Limited Partnership Unit, respectively.  The Partnership anticipates the remaining net sale proceeds will either be reinvested in additional property or distributed to the Partners in the future.

The financial results for these properties are reflected as Discontinued Operations in the accompanying financial statements.  The following are the results of discontinued operations for the years ended December 31:
	2012	2011

Rental Income	$20,229	$88,921
Property Management Expenses	(1,150)	(2,302)
Depreciation	0	(521)
Gain on Disposal of Real Estate	69,896	467,366
Income from Discontinued Operations	$88,975	$553,464

(7)  Partners’ Capital –

For the years ended December 31, 2012 and 2011, the Partnership declared distributions of $1,175,746 and $1,175,750, respectively.  The Limited Partners received distributions of $1,163,988 and $1,163,992 and the General Partners received distributions of $11,758 and $11,758 for the years, respectively.  The Limited Partners' distributions represent $51.37 and $51.34 per Limited Partnership Unit outstanding using 22,661 and 22,671 weighted average Units in 2012 and 2011, respectively.  The distributions represent $28.78 and $48.36 per Unit of Net Income and $22.59 and $2.98 per Unit of return of capital in 2012 and 2011, respectively.

As part of the Limited Partners’ distributions discussed above, the Partnership distributed net sale proceeds of $93,728 and $41,138 in 2012 and 2011, respectively.

The Partnership may acquire Units from Limited Partners who have tendered their Units to the Partnership.  Such Units may be acquired at a discount.  The Partnership will not be obligated to purchase in any year any number of Units that, when aggregated with all other transfers of Units that have occurred since the beginning of the same calendar year (excluding Permitted Transfers as defined in the Partnership Agreement), would exceed 5% of the total number of Units outstanding on January 1 of such year.  In no event shall the Partnership be obligated to purchase Units if, in the sole discretion of the Managing General Partner, such purchase would impair the capital or operation of the Partnership.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND 2011

(7)  Partners’ Capital – (Continued)

During 2012, two Limited Partners redeemed a total of 10 Partnership Units for $2,607 in accordance with the Partnership Agreement.  During 2011, one Limited Partner redeemed a total of 10.5 Partnership Units for $3,127.  The Partnership acquired these Units using Net Cash Flow from operations.  The redemptions increase the remaining Limited Partners' ownership interest in the Partnership.  As a result of these redemption payments and pursuant to the Partnership Agreement, the General Partners received distributions of $27 and $32 in 2012 and 2011, respectively.

After the effect of redemptions, the Adjusted Capital Contribution, as defined in the Partnership Agreement, is $1,059.46 per original $1,000 invested.

(8)  Income Taxes –

The following is a reconciliation of net income for financial reporting purposes to income reported for federal income tax purposes for the years ended December 31:

	2012	2011

Net Income for Financial Reporting Purposes	$662,666	$1,113,264

Depreciation for Tax Purposes Under Depreciation for Financial Reporting Purposes	146,997	126,168

Income Accrued for Tax Purposes Under Income for Financial Reporting Purposes	(9,768)	(5,122)

Gain on Sale of Real Estate for Tax Purposes Over Gain for Financial Reporting Purposes	1,621	33,870
Taxable Income to Partners	$801,516	$1,268,180

The following is a reconciliation of Partners' capital for financial reporting purposes to Partners' capital reported for federal income tax purposes for the years ended December 31:

	2012	2011

Partners' Capital for Financial Reporting Purposes	$15,659,056	$16,174,770

Adjusted Tax Basis of Investments in Real Estate Over Net Investments in Real Estate for Financial Reporting Purposes	938,887	790,269

Income Accrued for Tax Purposes Over Income for Financial Reporting Purposes	12,120	21,888

Syndication Costs Treated as Reduction of Capital For Financial Reporting Purposes	3,208,043	3,208,043
Partners' Capital for Tax Reporting Purposes	$19,818,106	$20,194,970

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
BALANCE SHEET

ASSETS

	September 30,	December 31,
	2013	2012
Current Assets:
Cash	$6,061,006	$2,259,911

Real Estate Held for Investment:
Land	3,681,363	4,403,667
Buildings and Equipment	9,879,315	12,273,366
Accumulated Depreciation	(2,811,196)	(2,930,639)
Real Estate Held for Investment, Net	10,749,482	13,746,394
Total Assets	$16,810,488	$16,006,305

LIABILITIES AND PARTNERS' CAPITAL

Current Liabilities:
Payable to AEI Fund Management, Inc.	$126,744	$41,189
Distributions Payable	594,952	293,940
Unearned Rent	33,331	12,120
Total Current Liabilities	755,027	347,249

Partners’ Capital:
General Partners	11,221	686
Limited Partners – 24,000 Units authorized; 22,653 Units issued and outstanding	16,044,240	15,658,370
Total Partners' Capital	16,055,461	15,659,056
Total Liabilities and Partners' Capital	$16,810,488	$16,006,305

The accompanying Notes to Financial Statements are an integral part of this statement.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
STATEMENT OF INCOME

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012

Rental Income	$278,308	$272,545	$829,686	$811,024

Expenses:
Partnership Administration – Affiliates	50,650	53,588	152,129	163,845
Partnership Administration and Property Management – Unrelated Parties	17,181	7,148	42,398	34,794
Depreciation	98,794	98,794	296,382	296,382
Total Expenses	166,625	159,530	490,909	495,021

Operating Income	111,683	113,015	338,777	316,003

Other Income:
Interest Income	3,126	1,859	6,277	6,085

Income from Continuing Operations	114,809	114,874	345,054	322,088

Income from Discontinued Operations	1,157,138	64,707	1,234,181	181,357

Net Income	$1,271,947	$179,581	$1,579,235	$503,445

Net Income Allocated:
General Partners	$19,290	$1,795	$22,363	$5,034
Limited Partners	1,252,657	177,786	1,556,872	498,411
Total	$1,271,947	$179,581	$1,579,235	$503,445

Income per Limited Partnership Unit:
Continuing Operations	$5.02	$5.02	$15.08	$14.07
Discontinued Operations	50.28	2.82	53.65	7.92
Total – Basic and Diluted	$55.30	$7.84	$68.73	$21.99

Weighted Average Units Outstanding – Basic and Diluted	22,653	22,663	22,653	22,663

The accompanying Notes to Financial Statements are an integral part of this statement.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
STATEMENT OF CASH FLOWS

	Nine Months Ended September 30
	2013	2012
Cash Flows from Operating Activities:
Net Income	$1,579,235	$503,445

Adjustments to Reconcile Net Income To Net Cash Provided by Operating Activities:
Depreciation	344,262	368,202
Gain on Sale of Real Estate	(1,128,749)	(46,795)
Increase (Decrease) in Payable to AEI Fund Management, Inc.	85,555	(2,434)
Increase (Decrease) in Unearned Rent	21,211	2,044
Total Adjustments	(677,721)	321,017
Net Cash Provided By Operating Activities	901,514	824,462

Cash Flows from Investing Activities:
Proceeds from Sale of Real Estate	3,781,399	277,275

Cash Flows from Financing Activities:
Distributions Paid to Partners	(881,818)	(881,806)

Net Increase (Decrease) in Cash	3,801,095	219,931

Cash, beginning of period	2,259,911	1,934,854

Cash, end of period	$6,061,006	$2,154,785

The accompanying Notes to Financial Statements are an integral part of this statement.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
STATEMENT OF CHANGES IN PARTNERS' CAPITAL

	General Partners	Limited Partners	Total	Limited Partnership Units Outstanding

Balance, December 31, 2011	$4,646	$16,170,124	$16,174,770	22,663.11

Distributions Declared	(8,818)	(872,988)	(881,806)

Net Income	5,034	498,411	503,445

Balance, September 30, 2012	$862	$15,795,547	$15,796,409	22,663.11

Balance, December 31, 2012	$686	$15,658,370	$15,659,056	22,653.11

Distributions Declared	(11,828)	(1,171,002)	(1,182,830)

Net Income	22,363	1,556,872	1,579,235

Balance, September 30, 2013	$11,221	$16,044,240	$16,055,461	22,653.11

The accompanying Notes to Financial Statements are an integral part of this statement.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2013

(1)  The condensed statements included herein have been prepared by the registrant, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission, and reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results of operations for the interim period, on a basis consistent with the annual audited statements.  The adjustments made to these condensed statements consist only of normal recurring adjustments.  Certain information, accounting policies, and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the registrant believes that the disclosures are adequate to make the information presented not misleading.  It is suggested that these condensed financial statements be read in conjunction with the financial statements and the summary of significant accounting policies and notes thereto included in the registrant’s latest annual report on Form 10-K.

(2)  Organization –

AEI Income & Growth Fund XXI Limited Partnership (“Partnership”) was formed to acquire and lease commercial properties to operating tenants.  The Partnership's operations are managed by AEI Fund Management XXI, Inc. (“AFM”), the Managing General Partner.  Robert P. Johnson, the President and sole director of AFM, serves as the Individual General Partner.  AFM is a wholly owned subsidiary of AEI Capital Corporation of which Mr. Johnson is the majority shareholder.  AEI Fund Management, Inc. (“AEI”), an affiliate of AFM, performs the administrative and operating functions for the Partnership.

The terms of the Partnership offering called for a subscription price of $1,000 per Limited Partnership Unit, payable on acceptance of the offer.  The Partnership commenced operations on April 14, 1995 when minimum subscriptions of 1,500 Limited Partnership Units ($1,500,000) were accepted.  On January 31, 1997, the offering terminated when the maximum subscription limit of 24,000 Limited Partnership Units was reached.  Under the terms of the Limited Partnership Agreement, the Limited Partners and General Partners contributed funds of $24,000,000 and $1,000, respectively.

During operations, any Net Cash Flow, as defined, which the General Partners determine to distribute will be distributed 90% to the Limited Partners and 10% to the General Partners; provided, however, that such distributions to the General Partners will be subordinated to the Limited Partners first receiving an annual, noncumulative distribution of Net Cash Flow equal to 10% of their Adjusted Capital Contribution, as defined, and, provided further, that in no event will the General Partners receive less than 1% of such Net Cash Flow per annum.  Distributions to Limited Partners will be made pro rata by Units.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
(Continued)

(2)  Organization – (Continued)

Any Net Proceeds of Sale, as defined, from the sale or financing of properties which the General Partners determine to distribute will, after provisions for debts and reserves, be paid in the following manner: (i) first, 99% to the Limited Partners and 1% to the General Partners until the Limited Partners receive an amount equal to: (a) their Adjusted Capital Contribution plus (b) an amount equal to 10% of their Adjusted Capital Contribution per annum, cumulative but not compounded, to the extent not previously distributed from Net Cash Flow;  (ii) any remaining balance will be distributed 90% to the Limited Partners and 10% to the General Partners.  Distributions to the Limited Partners will be made pro rata by Units.

For tax purposes, profits from operations, other than profits attributable to the sale, exchange, financing, refinancing or other disposition of property, will be allocated first in the same ratio in which, and to the extent, Net Cash Flow is distributed to the Partners for such year.  Any additional profits will be allocated in the same ratio as the last dollar of Net Cash Flow is distributed.  Net losses from operations will be allocated 99% to the Limited Partners and 1% to the General Partners.

For tax purposes, profits arising from the sale, financing, or other disposition of property will be allocated in accordance with the Partnership Agreement as follows: (i) first, to those partners with deficit balances in their capital accounts in an amount equal to the sum of such deficit balances; (ii) second, 99% to the Limited Partners and 1% to the General Partners until the aggregate balance in the Limited Partners' capital accounts equals the sum of the Limited Partners' Adjusted Capital Contributions plus an amount equal to 10% of their Adjusted Capital Contributions per annum, cumulative but not compounded, to the extent not previously allocated; (iii) third, the balance of any remaining gain will then be allocated 90% to the Limited Partners and 10% to the General Partners.  Losses will be allocated 98% to the Limited Partners and 2% to the General Partners.

The General Partners are not required to currently fund a deficit capital balance.  Upon liquidation of the Partnership or withdrawal by a General Partner, the General Partners will contribute to the Partnership an amount equal to the lesser of the deficit balances in their capital accounts or 1% of total Limited Partners' and General Partners' capital contributions.

(3)  Reclassification –

Certain items related to discontinued operations in the prior year’s financial statements have been reclassified to conform to 2013 presentation.  These reclassifications had no effect on Partners’ capital, net income or cash flows.

(4)  Payable to AEI Fund Management, Inc. –

AEI Fund Management, Inc. performs the administrative and operating functions for the Partnership.  The payable to AEI Fund Management represents the balance due for those services.  This balance is non-interest bearing and unsecured and is to be paid in the normal course of business.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
(Continued)

(5)  Discontinued Operations –

On February 3, 2012, the Partnership sold its remaining 2.6811% interest in the Arby’s restaurant in Montgomery, Alabama to an unrelated third party.  The Partnership received net sale proceeds of $16,200, which resulted in a net gain of $1,788.  The cost and related accumulated depreciation of the interest sold was $23,049 and $8,637, respectively.

During 2012, the Partnership sold its remaining 8.8038% interest in the Winn-Dixie store in Panama City, Florida, in three separate transactions, to unrelated third parties.  The Partnership received total net sale proceeds of $406,884, which resulted in a net gain of $68,108.  The cost and related accumulated depreciation of the interests sold was $408,060 and $69,284, respectively.  For the nine months ended September 30, 2012, the net gain was $45,007.

On August 2, 2013, the Partnership sold its 39% interest in the Scott & White Clinic in College Station, Texas to an unrelated third party.  The Partnership received net sale proceeds of $1,822,494, which resulted in a net gain of $512,842.  At the time of sale, the cost and related accumulated depreciation was $1,433,468 and $123,816, respectively.

In June 2013, the Partnership entered into an agreement to sell its 62% interest in the Applebee’s restaurant in Johnstown, Pennsylvania to an unrelated third party.  On August 23, 2013, the sale closed with the Partnership receiving net sale proceeds of $1,958,905, which resulted in a net gain of $615,907.  At the time of sale, the cost and related accumulated depreciation was $1,682,887 and $339,889, respectively.

During the first nine months of 2013 and 2012, the Partnership distributed net sale proceeds of $388,083 and $56,955 to the Limited and General Partners as part of their quarterly distributions, which represented a return of capital of $16.96 and $2.49 per Limited Partnership Unit, respectively.

The financial results for these properties are reflected as Discontinued Operations in the accompanying financial statements.  The following are the results of discontinued operations:

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012

Rental Income	$28,567	$66,271	$153,847	$208,021
Property Management Expenses	(178)	(943)	(535)	(1,639)
Depreciation	0	(23,940)	(47,880)	(71,820)
Gain on Disposal of Real Estate	1,128,749	23,319	1,128,749	46,795
Income from Discontinued Operations	$1,157,138	$64,707	$1,234,181	$181,357

(7)  Fair Value Measurements –

As of September 30, 2013, the Partnership had no assets or liabilities measured at fair value on a recurring basis or nonrecurring basis.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
CONSENT OF LIMITED PARTNERS
This consent is solicited by the Board
of Directors of AEI Fund Management XXI, Inc.,
Managing General Partner

The undersigned, a Limited Partner of AEI Income & Growth Fund XXI Limited Partnership (“Fund XXI”), hereby consents (unless otherwise directed below) to the proposals identified below as indicated below. Please do not vote “FOR” both proposals—they are mutually exclusive and cannot be implemented simultaneously.

Proposal #1. Approval for Fund XXI  to continue in operation for an additional 60 months by amendment to Sections 7.7 and 11.3 of the Limited Partnership Agreement (the General Partners recommend a vote “FOR” this proposal).

FOR  ☐                                 AGAINST  ☐                                          ABSTAIN  ☐

Proposal #2. Approval to begin selling Fund XXI’s properties, followed by the Fund’s liquidation and dissolution (the General Partners recommend a vote “AGAINST” this proposal).

FOR  ☐                                 AGAINST  ☐                                          ABSTAIN  ☐

Please date and sign this Consent below and return it in the enclosed, postage paid envelope.  To be counted, this Consent must be received not later than the close of business on December __, 2013.

The limited partnership units held by the signing Limited Partner will be voted as directed.  They will be voted “FOR” Proposal #1 and “AGAINST” Proposal #2 if no box is marked.

Please sign exactly as your name appears below. When Units are held by joint tenants, both owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS CONSENT.

Dated: ________________________

__________________________________________________________________________
Signature(if held jointly)